UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2009

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, California		95113
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 6, 2009, Heritage Bank of Commerce, a wholly owned subsidiary of Heritage Commerce Corp, entered into a purchase and assumption agreement with Wachovia Bank, N.A., a subsidiary of Wells Fargo & Company, pursuant to which Heritage Bank of Commerce has agreed to purchase certain assets and assume deposit liabilities of two Wachovia Bank, N.A., branches — one in Santa Cruz and one in Monterey, California.  As of December 31, 2008, the deposits at the branches were approximately $463 million.  No loans will be purchased as part of the agreement.  Heritage will pay Wachovia a premium of 0.25% on the core deposits transferred and $2.2 million cash for real estate and other assets acquired at closing.  The Monterey branch facility is leased, while the Santa Cruz branch facility results in the transfer of real estate to Heritage Bank of Commerce.  Closing of the transaction is subject to bank regulatory approval and customary closing conditions and is expected to occur during the third quarter of 2009.

A copy of the Purchase and Assumption Agreement dated as of April 6, 2009 between Wachovia Bank, N.A. and Heritage Bank of Commerce is attached as Exhibit 10.1.

A copy of the press release entitled “Heritage Bank of Commerce to Acquire Branches in Santa Cruz and Monterey,” is attached as Exhibit 99.1.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1	Purchase and Assumption Agreement dated as of April 6, 2009 between Wachovia Bank, N.A. and Heritage Bank of Commerce

99.1	Press Release, dated April 6, 2009, entitled “Heritage Bank of Commerce to Acquire Branches in Santa Cruz and Monterey”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 9, 2009

Heritage Commerce Corp

By: /s/ Lawrence D. McGovern
Name: Lawrence D. McGovern
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

10.1	Purchase and Assumption Agreement dated as of April 6, 2009 between Wachovia Bank, N.A. and Heritage Bank of Commerce

99.1	Press Release, dated April 6, 2009, entitled “Heritage Bank of Commerce to Acquire Branches in Santa Cruz and Monterey”